UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2009

iBioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-53125	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 8.01     Other Events

Significant technical advances made by the Fraunhofer U.S.A. Center for Molecular Biotechnology (CMB) have demonstrated the applicability of iBioPharma’s technology for development and manufacturing of vaccines for a range of infectious diseases, including potentially pandemic strains of influenza, and dramatic reductions in manufacturing cycle times.

CMB has expressed target vaccine hemagglutinin antigens from multiple pandemic and seasonal strains at levels compatible with commercial exploitation. The expressed antigens have been purified to levels consistent with vaccine production and have been characterized in detail to show that they broadly have the physical and chemical characteristics of the native viral antigens.

This technical accomplishment is important commercially because it demonstrates that the technology is not constrained by the strain-related yield limitations often encountered with egg-based production systems, whereby some strains grow poorly in eggs. Most importantly the plant-produced antigens elicit immune responses in animal models consistent with protective efficacy. Indeed, in the case of CMB’s lead H5N1 target, the plant-produced antigen has been shown to confer protection to ferrets, the most advanced model species for studying influenza.

The speed with which a new vaccine manufacturing technology can be used to produce target antigen for a vaccine in response to an infectious disease outbreak is of considerable commercial importance. CMB scientists have been able to demonstrate on a number of occasions that they can produce target antigens in less than one month from receipt of the relevant sequence information. This is a substantial improvement over conventional vaccine production technologies that have a typical manufacturing cycle time of several months. This allows for vaccines to be manufactured domestically and internationally in time to respond to pandemics, and in the context of seasonal influenza, for decisions on the strains that make up the seasonal vaccine to be delayed a few months so increasing the probability that the right strains will be included in the final seasonal vaccine. Therefore, iBioPharma believes that this commercially competitive and superior time frame is significant and important to our shareholders.

CMB has also been focusing on activities to allow for larger scale production of target vaccine antigens. In this regard, it is nearing completion of an approximately 12,000 square feet pilot plant in Newark, Delaware that will be a significant step forward in implementing this plant-based technology for vaccine production. iBioPharma expects lead influenza vaccine candidates to be manufactured in this facility for toxicology studies and planned Phase I clinical trials in 2010. The timeline for development includes filing an Investigational New Drug Application (IND) with the FDA in the first quarter of 2010 for a pandemic influenza vaccine candidate, and a second IND for an influenza vaccine in the third quarter of 2010.

Although new influenza vaccines are iBioPharma’s top development priority, its technology has also been proven applicable to candidate vaccines for treatment of human papilloma virus infection and to antibodies for potential influenza therapy. The Company expects periodically to provide additional information updates on progress with these important product candidates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2009	IBIOPHARMA, INC.

By: /s/ Robert Erwin
Robert Erwin
President